Exhibit 99.1
•          FOR IMMEDIATE RELEASE
OCEAN POWER TECHNOLOGIES ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
Pennington, NJ — February 2, 2009 — Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT”) is pleased to announce that the Board of Directors of OPT has elected Mark Robert Draper as the Company’s Chief Executive Officer effective January 29, 2009.
Mr. Draper, 45, has served as the Company’s Chief Operating Officer since June 2007 and as the Chief Executive and Director of OPT’s wholly-owned European subsidiary, Ocean Power Technologies Limited, based in Warwick, England, since September 2004. Mr. Draper succeeds Dr. George W. Taylor, founder of the Company and previously Chief Executive Officer, who has been appointed Executive Chairman of the Company. Dr. Taylor’s responsibilities will include strategic direction of the Company and marketing and business development activities. Additionally, Mr. Seymour S. Preston III, previously Chairman and Non-Executive Director, has been appointed Vice Chairman of the Company and Lead Independent Director.
While at OPT, Mr. Draper has been instrumental to the Company’s progress in developing its PowerBuoy® PB150 product generation, and in expanding operations in Europe and North America.
Dr. George W. Taylor, Executive Chairman of OPT stated, “The Board of Directors is very pleased that Mark has agreed to accept the position of Chief Executive Officer. Since joining the Company, he has demonstrated his strong abilities in the areas of operations, technology development and commercialization. Building on his prior experience in the utility industry in both renewable and conventional sources of power, Mark is well suited to lead the Company as it moves to the next stage of growth in the worldwide marketplace.”
Prior to joining OPT in 2004, Mr. Draper’s career encompassed a broad range of managerial and engineering roles at Powergen plc — a UK energy business with an annual turnover in excess of £6 Billion. Mr. Draper’s most recent position at Powergen was as Managing Director of the Generation Business, with direct responsibility for nine major power stations (9,000 MegaWatts of capacity), a combined heat and power business, the technology division, and the company’s renewable energy business. He was instrumental in establishing and managing the growth of Powergen’s renewable generation activities, including on-shore and off-shore wind power stations.
Mr. Draper holds a Master’s Degree in Mechanical and Electrical Engineering from Cambridge University (UK), and has attended management training programs at Wharton and Harvard Business schools. He previously served as Non-Executive Director for Slough Heat and Power Ltd and serves as Non-Executive Director for Renewable Power and Light plc. Mr. Draper is a Fellow of both the Institute of Mechanical Engineers and the Institute of Electrical Engineers.
In connection with his appointment, Mr. Draper received a grant of options to purchase 20,000 shares of the Company’s $.001 Common Stock (“Shares”) exercisable through January 28, 2019 at US $6.48 per share, and an award of 30,000 restricted Shares. Following these awards, Mr. Draper has options to purchase a total of 203,499 shares, and 30,000 restricted Shares, which such shareholding represents 0.3% of OPT’s issued share capital. No further information is required to be disclosed pursuant to AIM Rule 17.
Forward-Looking Statements
This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Form 10-K for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Ocean Power Technologies
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable, clean, and environmentally-beneficial electricity. OPT has a strong track record in harnessing wave energy and participates in a $150 billion annual power generation equipment market. The Company’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into low-cost, clean electricity. The Company is widely recognized as the leading provider of on-grid and autonomous wave-energy generation with its energy systems benefiting from over a decade of in-ocean experience. OPT’s technology and systems are insured by Lloyds Underwriters of London. OPT is headquartered in Pennington, New Jersey with offices in Warwick, UK. More information can be found at www.oceanpowertechnologies.com.
Contact information:

Ocean Power Technologies, Inc.
Dr. George W. Taylor, Executive Chairman	Telephone: +1 609 730 0400

Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Media Contact in United States:
Edelman	Telephone: +1 212 704 4598
Mona J. Walsh	Email: mona.walsh@edelman.com

Media Contact in United Kingdom:
Corfin Communications
Neil Thapar, Martin Sutton	Telephone: +44 20 7977 0020

Nomura Code Securities Limited
Juliet Thompson, Richard Potts	Telephone: +44 20 7776 1200